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                                  EXHIBIT 99E


(PROFESSIONALS GROUP LOGO)                             Professionals Group, Inc.
(PRONATIONAL INSURANCE COMPANY LOGO)           2600 Professionals Drive, Box 150
                                                     Okemos, Michigan 48805-0150

                                                                 VICTOR T. ADAMO
                                                               President and CEO

                                                  March 14, 2001

A. Derrill Crowe, M.D.
Medical Assurance, Inc.
100 Brookwood Place
Birmingham, AL 35259-0009

     RE: PURCHASE OF PICM SHARES BY MAI

Dear Derrill:

         Yesterday, you noted the interest of Medical Assurance in purchasing Professionals Group shares in open market transactions. You also noted that the consent of Professionals Group is required pursuant to Section 8.1 (b)(iii) of the Agreement to Consolidate.

         Professionals Group hereby consents to the purchase of Professionals Group shares by Medical Assurance, Inc., or any subsidiary of Medical Assurance, in open market transactions, subject to the conditions that follow:

         - In the event that the consolidation of Professionals Group and Medical Assurance is not accomplished for any reason, Professionals Group will have the option to purchase any of the Professionals Group shares purchased by Medical Assurance. This option will extend for 120 days after the date of a press release notifying the public that the transaction will not be completed. The purchase price per share by Professionals Group will be the identical price paid by Medical Assurance to purchase the shares.

         - In purchasing Professionals Group shares, Medical Assurance (1) will only purchase such shares on the open market, (2) will use procedures similar to those used in connection with an issuer's open market purchases of its own stock under rule 10b-18 of the Exchange Act, and
           (3) will follow such other share purchase requirements, and such disclosure requirements, if any, as it is advised to follow by its corporate counsel, Burr & Forman.




   (800) 292-1036    Direct Line: (517) 347-6230    Facsimile: (517) 349-3127
                A Nasdaq National Market Company    Symbol: PICM
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PURCHASE OF PICM SHARES BY MAI
MARCH 14, 2001
PAGE 2

         I request that you countersign a copy of this letter and return it to my attention.

                                        Sincerely,

                                        /s/ Victor T. Adamo
                                        -------------------
                                        Victor T. Adamo
                                        President & CEO


VTA/sjj



         On behalf of Medical Assurance, Inc., I agree to the contents of this letter.

                                        /s/ Paul R. Butrus
                                        -------------------------------------
                                        Executive Vice President of
                                        Medical Assurance, Inc.


(PROFESSIONALS GROUP LOGO)